Exhibit 99.1

MYR Group Inc. Announces First-Quarter 2010 Results

Rolling Meadows, Ill., May 10, 2010 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its first-quarter 2010 financial results.

Highlights

•                  Q1 2010 revenues of $148.9 million compared to Q1 2009 revenues of $132.9 million.

•                  Q1 2010 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP financial measure, of $8.7 million compared to EBITDA of $8.2 million in Q1 2009.

•                  Q1 2010 diluted earnings per share (EPS) of $0.13 compared to $0.14 for Q1 2009.

Management Comments

Bill Koertner, MYR’s president and CEO, said, “Although we are pleased with our revenue growth in the first quarter of 2010 compared to 2009, we are not satisfied with the overall margin reductions that we have experienced. We continue to see margin pressures when bidding smaller transmission and distribution projects, as well as on bids in our Commercial and Industrial segment. As we have expressed in the past, we expect 2010 to be a challenging year for our company and the industry as many of our customers have adjusted their capital and maintenance spending programs to align with the current economic activity in their end markets. We remain optimistic about the long-term infrastructure build out that will take place over the next several years.  We see signs that economic activity in the country continues to improve, which should drive up electrical demand, requiring our end customers to increase maintenance and capital expenditures on transmission and distribution systems. Outside of our base business that we anticipate to slowly improve, we also continue to see several major transmission projects being bid this year with substantial construction beginning in 2011. We will continue to invest in people and equipment in preparation for the anticipated ramp up in infrastructure spending for reliability-driven projects and those necessary to integrate renewable generation into the electric power grid.”

First-Quarter Results

MYR reported first-quarter 2010 revenues of $148.9 million, an increase of $16.0 million, or 12.0 percent, compared to the first quarter of 2009. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $102.8 million, an increase of 3.2 percent over the same period of 2009, while the Commercial and Industrial (C&I) segment reported revenues of $46.1 million, an increase of 38.5 percent over the first quarter of 2009. The increased revenues in the first quarter of 2010 compared to the first quarter of 2009 were mainly attributable to a significant increase in revenues from a few large projects (greater than $10.0 million in contract value) in our T&D and C&I segments, which was partially offset with a decrease in revenues on smaller projects (less than $3.0 million in contract value) in both reporting segments.

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Consolidated gross profit decreased to $15.2 million, or 10.2 percent of revenues, in the first quarter of 2010, compared to $17.0 million, or 12.8 percent of revenues, for the first quarter of 2009. In both of our reporting segments, we experienced pressures on margins partially due to lower productivity levels compared to plan on certain contracts, coupled with overall margin pressures from increased competition. The decrease in gross profit was mainly attributable to an overall reduction in margins on smaller T&D contracts (less than $3.0 million in contract value) of approximately $3.3 million. This decrease in margins on smaller contracts was partially offset with an overall increase in margins on large transmission contracts (greater than $10.0 million in contract value) of approximately $2.1 million. In addition, the Company experienced a decrease in gross margins in its C&I segment, which was mainly attributable to an overall reduction in margins on large C&I contracts (greater than $10.0 million in contract value) of approximately $1.5 million.

Selling, general and administrative expenses (SG&A) decreased $1.4 million, or 11.8 percent, to $10.6 million in the first quarter of 2010 compared to $12.0 million in the first quarter of 2009. The decrease was primarily due to the elimination of a $1.6 million severance liability as a result of amending employment agreements with the Company’s executive officers in the first quarter of 2010. The severance liability decrease had a positive effect of approximately $0.05 per diluted share. This decrease was partially offset by an increase in certain incremental employee benefit costs.

For the first quarter of 2010, net income was $2.8 million, or $0.13 per diluted share, compared to net income of $2.9 million, or $0.14 per diluted share, for the same period of 2009. First-quarter 2010 EBITDA was $8.7 million, or 5.8 percent of revenues, compared to $8.2 million, or 6.2 percent of revenues, in the first quarter of 2009. The decreases in net income and EBITDA as a percentage of revenues were due to a decrease in the gross profit margins as discussed above, which was partially offset by a $1.4 million reduction in SG&A in the first quarter of 2010 as compared to the first quarter of 2009.

Backlog

As of March 31, 2010, MYR’s backlog was approximately $199.5 million, consisting of $142.9 million in the T&D segment and $56.6 million in the C&I segment. Total backlog decreased $95.1 million, or 32.3 percent, from $294.6 million reported at March 31, 2009. The decrease in backlog comparing the first quarter of 2010 to first quarter of 2009 was primarily related to the contract completion process and resulting revenue recognition of a few significant transmission projects that were awarded in the latter half of 2008. These significant projects have not been replaced with projects of similar size as of March 31, 2010.

Total backlog at March 31, 2010, decreased 2.4 percent from the $204.4 million reported at December 31, 2009. T&D backlog increased $9.7 million, or 7.3 percent, while C&I backlog decreased $14.6 million, or 20.5 percent, compared to backlog at December 31, 2009.

MYR’s method of tracking and reporting backlog may differ from methods used by other companies. The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog, and therefore, should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of March 31, 2010, MYR had cash and cash equivalents of $37.1 million and total long-term debt of $30.0 million under a term loan. The Company also had a $75 million revolving credit facility, which had a $15.0 million letter of credit outstanding against the total credit available at March 31, 2010. MYR’s long-term credit agreement, which encompasses the term loan and the revolving credit facility, matures on August 31, 2012.

Non-GAAP Financial Measures

To assist investors’ understanding of the Company’s financial results, MYR has provided EBITDA in this release. EBITDA is a measure not recognized by generally accepted accounting principles in the United States (GAAP). Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on the Company’s results. A reconciliation of EBITDA to its GAAP counterpart (net income) is provided at the end of this release.

Conference Call

MYR will host a conference call to discuss its first-quarter 2010 results on Tuesday, May 11, 2010, at 10 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Tuesday, May 18, at 11:59 p.m. Eastern time, by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID 69364127. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s Web site at www.myrgroup.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be archived for 7 days.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, cooperatives and municipalities. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K, and in other current or periodic reports which we file with the Securities and Exchange Commission, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

These risks, contingencies and uncertainties include, but are not limited to, significant variations in our operating results from quarter to quarter, the competitive and cyclical nature of our industry, our ability to realize and profit from our backlog, the implementation of the Energy Policy Act of 2005, the implementation of the American Recovery and Reinvestment Act, our ability to obtain new contracts and/or replace completed or cancelled contracts, our ability to obtain adequate bonding for our projects, our ability to hire and retain key personnel and subcontractors, limitations on our internal infrastructure, the downturn in the U.S. economy and credit markets and its impact on our customers and our sources of liquidity.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Unaudited Consolidated Balance Sheets

As of December 31, 2009 and March 31, 2010

(in thousands, except share and per share data)	December 31, 2009	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$37,576	$37,120
Accounts receivable, net of allowances of $1,114 and $1,046, respectively	100,652	86,351
Costs and estimated earnings in excess of billings on uncompleted contracts	30,740	31,893
Deferred income tax assets	10,186	10,186
Receivable for insurance claims in excess of deductibles	8,082	8,452
Refundable income taxes	3,036	2,650
Other current assets	3,308	3,155
Total current assets	193,580	179,807
Property and equipment, net of accumulated depreciation of $33,566 and $37,313, respectively	88,032	85,483
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $1,553 and $1,637, respectively	11,539	11,455
Other assets	1,899	1,892
Total assets	$341,649	$325,236
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,880	$30,345
Billings in excess of costs and estimated earnings on uncompleted contracts	25,663	18,674
Accrued self insurance	33,100	33,395
Other current liabilities	22,122	18,666
Total current liabilities	120,765	101,080
Long-term debt, net of current maturities	30,000	30,000
Deferred income tax liabilities	15,870	15,870
Other liabilities	899	848
Total liabilities	167,534	147,798
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2009 and March 31, 2010	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 19,807,421 and 19,881,882 shares issued and outstanding at December 31, 2009 and March 31, 2010, respectively	198	198
Additional paid-in capital	142,679	143,222
Retained earnings	31,238	34,018
Total stockholders’ equity	174,115	177,438
Total liabilities and stockholders’ equity	$341,649	$325,236

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months Ended March 31, 2009 and 2010

(in thousands, except share and per share data)	2009	2010
Contract revenues	$132,935	$148,889
Contract costs	115,902	133,720
Gross profit	17,033	15,169
Selling, general and administrative expenses	11,974	10,564
Amortization of intangible assets	84	84
Gain on sale of property and equipment	(57)	(190)
Income from operations	5,032	4,711
Other income (expense)
Interest income	122	11
Interest expense	(222)	(203)
Other, net	(60)	(30)
Income before provision for income taxes	4,872	4,489
Income tax expense	1,989	1,709
Net income	$2,883	$2,780
Income per common share:
—Basic	$0.15	$0.14
—Diluted	$0.14	$0.13
Weighted average number of common shares and potential common shares outstanding:
—Basic	19,712,811	19,821,127
—Diluted	20,716,255	20,733,287

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three Months Ended March 31, 2009 and 2010

(in thousands)	2009	2010
Cash flows from operating activities:
Net income	$2,883	$2,780
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities —
Depreciation and amortization of property and equipment	3,165	3,940
Amortization of intangible assets	84	84
Stock-based compensation expense	231	424
Excess tax benefit from stock-based awards	—	(16)
Gain on sale of property and equipment	(57)	(190)
Other non-cash items	21	21
Changes in operating assets and liabilities
Accounts receivable, net	8,216	14,301
Costs and estimated earnings in excess of billings on uncompleted contracts	2,061	(1,153)
Receivable for insurance claims in excess of deductibles	42	(370)
Other assets	51	541
Accounts payable	(5,393)	(9,544)
Billings in excess of costs and estimated earnings on uncompleted contracts	(7,370)	(6,989)
Accrued self insurance	(475)	295
Other liabilities	(4,047)	(3,491)
Net cash flows provided by (used in) operating activities	(588)	633
Cash flows from investing activities:
Proceeds from sale of property and equipment	125	190
Purchases of property and equipment	(7,521)	(1,382)
Net cash flows used in investing activities	(7,396)	(1,192)
Cash flows from financing activities:
Payments of capital lease obligations	(8)	(16)
Employee stock option transactions	—	103
Excess tax benefit from stock-based awards	—	16
Equity financing costs	(10)	—
Net cash flows provided by (used in) financing activities	(18)	103
Net decrease in cash and cash equivalents	(8,002)	(456)
Cash and cash equivalents:
Beginning of period	42,076	37,576
End of period	$34,074	$37,120

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three Months Ended March 31, 2009 and 2010

(in thousands, except share and per share data)	2009	2010

Summary Data:
Contract revenues	$132,935	$148,889
Gross profit	$17,033	$15,169
Income from operations	$5,032	$4,711
Net income	$2,883	$2,780

Income per common share (1):
- Basic	$0.15	$0.14
- Diluted	$0.14	$0.13

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	19,712,811	19,821,127
- Diluted	20,716,255	20,733,287

Reconciliation of Net Income to EBITDA:
Net income	$2,883	$2,780
Interest expense (income), net	100	192
Provision for income taxes	1,989	1,709
Depreciation and amortization	3,249	4,024
EBITDA (2)	$8,221	$8,705

(1)      The Company calculates net income per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per share are calculated by dividing net income by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2)      EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

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